Exhibit 1.1

Execution Version

PHX Minerals Inc.

Common Stock
($0.01666 par value per share)

AMENDMENT NO. 1 TO AT-THE-MARKET EQUITY OFFERING SALES AGREEMENT

May 10, 2022

STIFEL, NICOLAUS & COMPANY, INCORPORATED

One South Street, 15th Floor

Baltimore, Maryland 21202

Ladies and Gentlemen:

This Amendment No. 1 (this “Amendment”) to At-The-Market Equity Offering Sales Agreement, dated August 25, 2021 (the “Original Agreement”), by and between PHX Minerals Inc. (formerly known as Panhandle Oil and Gas Inc.), a Delaware corporation formerly incorporated in Oklahoma (the “Company”), and Stifel, Nicolaus & Company, Incorporated, is entered into on and as of the date first written above. All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1. The references in the first sentence of the Original Agreement (i) to “Oklahoma corporation” shall be replaced with “Delaware corporation” and (ii) to “Class A common stock” shall be replaced with “common stock”.

2.  The reference in Section 1(c) of the Original Agreement to “Oklahoma” shall be replaced with “Delaware”.

3.  The reference in Section 1(f) of the Original Agreement to “Oklahoma General Corporation Act” shall be replaced with “Delaware General Corporation Law”.

4.  The following sentence shall be inserted immediately following the first sentence of Section 1(q): “Cawley, Gillespie & Associates (“Cawley”, and collectively with DeGolyer and any other independent petroleum engineer with respect to the Company, the “Independent Reserve Engineer”), who has been engaged by the Company to prepare future reserve reports that will be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent petroleum engineer with respect to the Company.” Additionally, references to “DeGolyer” in Section 1(q) following such inserted sentence shall be replaced with “the Independent Reserve Engineer”.

5.  The following sentence shall be inserted at the beginning of each of (i) the first sentence of Section 1(bb) and (ii) the fifth sentence of Section 1(cc): “Except as otherwise disclosed in the Registration Statement and the Prospectus (including the documents incorporated therein by reference),”.

6.  The following sentence shall be inserted immediately before the words “such disclosure controls and procedures are effective to perform the functions for which they were established” in the second sentence of Section 1(cc): “, except as otherwise disclosed in the Registration Statement and the Prospectus (including the documents incorporated therein by reference),”.

7.  The reference in Section 6(f) of the Original Agreement to “DeGolyer, or such other independent petroleum engineer” shall be replaced with “DeGolyer, Cawley and/or such other independent petroleum engineer(s)”.

8.  The references in the first sentence of Annex 1 to the Original Agreement (i) to “Oklahoma corporation” shall be replaced with “Delaware corporation” and (ii) to “August 25, 2021” shall be replaced with “August 25, 2021, as amended by Amendment No. 1 thereto, dated May 10, 2022”.

9.  The references in the heading of the Original Agreement and the heading of Annex 1 to the Original Agreement to “Class A Common Stock” shall be replaced with “Common Stock”.

10.  Continuing Effect.  Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

11.  Entire Agreement; Amendment; Severability.  This Amendment together with the Original Agreement (including all annexes attached thereto and placement instructions pursuant to Section 2(b) of the Original Agreement) constitute the entire agreement and supersede all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement, and the reference to “time of execution of this Agreement” set forth in Section 10(f) of the Original Agreement shall continue to refer to the time of execution of the Original Agreement.

12.  Governing Law; Construction.  This Amendment and any Claim relating to this Amendment, directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof. The section headings in this Amendment have been inserted as a matter of convenience of reference and are not a part of this Amendment.

13.  Facsimiles; Electronic Transmission; Counterparts.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the parties hereto and thereto, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Amendment may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

(Signature Page Follows)

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding Amendment to the Original Agreement between the Agent and the Company in accordance with its terms.

Very truly yours,

PHX Minerals Inc

By: /s/ Ralph D’Amico
Name: Ralph D’Amico Title: Vice President, Chief Financial Officer and
Corporate Secretary

Accepted as of the date hereof:

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By: /s/ Christian Gibson

      Name: Christian Gibson

      Title: Managing Director – Investment Banking

Amendment No. 1 to At-The-Market Equity Offering Sales Agreement